Exhibit 99.1

FibroGen Announces Leadership Transition

Appoints Thane Wettig as Interim Chief Executive Officer

Wettig succeeds Enrique Conterno and brings over 30 years of global pharmaceutical leadership

SAN FRANCISCO, July 25, 2023 (GLOBE NEWSWIRE) -- FibroGen, Inc. (NASDAQ: FGEN), today announced the appointment of Thane Wettig as the Company’s interim Chief Executive Officer effective as of July 23, 2023. Mr. Wettig has served as FibroGen’s Chief Commercial Officer and a key member of the senior leadership team since June 2020. Mr. Wettig succeeds Chief Executive Officer Enrique Conterno, who resigned due to personal reasons. To support Mr. Wettig, Mr. Conterno will serve as a Special Advisor to the CEO during a transition period.

“Thane has been a highly effective leader for the Company over the last three years, and we have full confidence he will deliver as our Interim CEO. I look forward to working closely with him as we advance the Company’s strategic priorities,” said Jim Schoeneck, Chairman of the FibroGen Board of Directors.

“I am energized to have the opportunity to lead FibroGen and create value for shareholders and patients through our pamrevlumab phase 3 readouts, advancing our innovative pipeline, and continuing to build on our success with roxadustat in China and the nearly 30 other countries in which it is approved,” said Wettig. “We have a strong cash position, and have built a great team at FibroGen, including a highly experienced and collaborative leadership team. I am grateful to have the opportunity to continue our work as we apply groundbreaking science with the goal of helping patients around the world.”

“I have worked with Thane for many years and am confident that he will lead our world-class management team in continuing to execute on our late stage pamrevlumab programs, expand our rapidly growing roxadustat business in China and other territories, and accelerate development of our early-stage oncology pipeline,” said Conterno.

“On behalf of the board, I would like to thank Enrique for his commitment to patients and to FibroGen over the past three and a half years,” said Schoeneck. “Enrique has been key in building the Company’s strong team and culture, enhancing the product pipeline, and driving both late-stage clinical execution and roxadustat commercial success in China.”

Mr. Wettig, who has served as the Company’s Chief Commercial Officer since June 2020, has more than 30 years of global biopharmaceutical leadership and commercial experience. Mr. Wettig previously served as Chief Commercial Officer and Metabolic Franchise Head at Intarcia Therapeutics. Prior to joining Intarcia in 2018, Mr. Wettig served as Chief Marketing Officer (Vice President of Global Marketing, Strategy and Alliance Management) for Lilly Diabetes, leading the development and launch of multiple blockbuster diabetes medicines during a period of unprecedented growth of Lilly’s diabetes business. Mr. Wettig began his career at Lilly in 1990, and served in multiple leadership roles of increasing responsibility during his Lilly tenure. He is recognized throughout the industry as a seasoned executive with extensive strategy, brand building and leadership experience. Mr. Wettig received his M.B.A. and B.A. in biology from Washington University in St. Louis.

About FibroGen

FibroGen, Inc. is a biopharmaceutical company committed to discovering, developing, and commercializing a pipeline of first-in-class therapeutics. The Company applies its pioneering expertise in connective tissue growth factor (CTGF) biology and hypoxia-inducible factor (HIF) to advance innovative medicines for the treatment of unmet needs. Pamrevlumab, an anti-CTGF human monoclonal antibody, is in clinical development for the treatment of locally advanced unresectable pancreatic cancer (LAPC), metastatic pancreatic cancer, and ambulatory Duchenne muscular dystrophy (DMD). Roxadustat (爱瑞卓®, EVRENZOTM) is currently approved in China, Europe, Japan, and numerous other countries for the treatment of anemia in CKD patients on dialysis and not on dialysis. Roxadustat is in clinical development for chemotherapy-induced anemia (CIA) in China. FibroGen recently expanded its research and development portfolio to include product candidates in the immuno-oncology space along with an exclusive license for FOR46. For more information, please visit www.fibrogen.com.

Forward-Looking Statements

This release contains forward-looking statements regarding FibroGen’s strategy, future plans and prospects, and the development and commercialization of the company’s product candidates. These forward-looking statements include, but are not limited to, statements about FibroGen’s plans and objectives and typically are identified by use of terms such as “may,” “will”, “should,” “on track,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. FibroGen’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the continued progress and timing of its various programs, including the enrollment and results from ongoing and potential future clinical trials, and other matters that are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, each as filed with the Securities and Exchange Commission (SEC), including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and FibroGen undertakes no obligation to update any forward-looking statement in this press release, except as required by law.

Contacts: FibroGen, Inc.

Investors:

Meichiel Keenan

mkeenan@fibrogen.com

Media:

Michael Szumera

mszumera@fibrogen.com